Exhibit 99.1

News Release

Investor Relations Contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

jennifer@blueshirtgroup.com

Internet Patents Corporation Reports Third Quarter 2012 Results

SACRAMENTO, Calif., November 5, 2012 – Internet Patents Corporation (NASDAQ: PTNT) today reported financial results for the third quarter ended September 30, 2012.

“During the third quarter we initiated two lawsuits against The General Automobile Insurance Services, Inc. and Active Network alleging infringement of U.S. Patent No. 7,707,505 entitled “Dynamic Tabs for a Graphical User Interface,” said Hussein Enan, Chairman and CEO of Internet Patents Corporation. “We also continue to pursue the lawsuits filed in the previous quarter alleging infringement of our Event Log patent, and we continue to review and identify other potential infringers of our strong portfolio of e-commerce patents.”

Operating Highlights

As of the quarter ended September 30, 2012:

-	In its third quarter of operating a patent licensing business, the Company reported a net loss for the quarter of $411,000 or $0.05 per share.

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Total operating expenses of $473,000 were lower than the Company's target range of $0.6 to $0.7 million. Management expects operating expenses for the foreseeable future to be between $0.5 million and $0.6 million per quarter.

-	Cash and cash equivalents and short-term investments were $33.9 million, which includes $1.0 million in restricted short-term investments.
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The number of shares of Internet Patents Corporation common stock issued and outstanding was 7,751,952. Options representing a total of 231,666 shares of common stock remain outstanding and exercisable as of that same date.

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Net operating loss (NOL) carry forwards were approximately $140.6 million and $83.7 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $10.1 million each. The benefit of these unrealized stock option-related deductions has not been included in deferred tax assets and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin expiring in 2012.

About Internet Patents Corporation

Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies. www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation's business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that we are not currently engaged in the patent licensing business, and our patent portfolio has never generated revenues; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company's net operating losses. Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$31,360	$70,326
Short-term investments	1,495	1,225
Restricted short-term investments	1,000	-
Prepaid expenses and other current assets	385	1,374
Total current assets	34,240	72,925
Property and equipment, net	37	42
Other assets	27	1,027
Total assets	$34,304	$73,994

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$185	$3,385
Accrued expenses and other current liabilities	239	541
Income tax payable	-	644
Total current liabilities	424	4,570

Income tax liability and other non-current liabilities	101	101
Total liabilities	525	4,671

Commitments and contingencies

Stockholders' equity:
Common stock	11	10
Paid-in capital	221,726	216,401
Treasury stock	(6,788)	(6,589)
Accumulated deficit	(181,170)	(140,499)
Total stockholders' equity	33,779	69,323
Total liabilities and stockholders' equity	$34,304	$73,994

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Total revenues	$-	$-	$-	$-

Operating expenses:
Sales and marketing	-	-	-	-
Technology	-	24	-	72
General and administrative	473	716	2,289	2,430
Total operating expenses	473	740	2,289	2,502
Loss from operations	(473)	(740)	(2,289)	(2,502)
Other income	1	1	169	11
Loss from continuing operations	(472)	(739)	(2,120)	(2,491)
Discontinued operations, net of tax
Income from discontinued operations	-	1,240	-	4,269
Total discontinued operations	-	1,240	-	4,269

Net income (loss) before income taxes	$(472)	$501	$(2,120)	$1,778
Income tax benefit	61	-	61	-
Net income (loss)	$(411)	$501	$(2,059)	$1,778

Net income (loss) per share:
Basic and diluted
Loss from continuing operations	$(0.05)	$(0.13)	$(0.27)	$(0.44)
Discontinued operations, net of tax	$-	$0.21	$-	$0.75
Net income (loss) per basic common share	$(0.05)	$0.08	$(0.27)	$0.31

Shares used in computing per share amounts
Basic and diluted	7,752	5,777	7,629	5,663

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